In preparing the enclosed discussion materials, Ladenburg Thalmann & Co. Inc. (“Ladenburg”) has assumed, without independent verification, the accuracy and completeness of all the financial and other information regarding dick clark productions, inc. (“dick clark productions”) which has been provided to us by dick clark productions. We were not retained to and did not complete any independent valuation or appraisal of the assets and liabilities of dick clark productions nor did we verify any of the records of dick clark productions. With respect to all legal matters, we have relied on the information provided by dick clark productions and their respective agents.

The enclosed discussion materials are necessarily based on economic, market and other considerations in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the results with resulting changes in the materials herein.

It is understood that the enclosed discussion materials have been prepared exclusively for the information of the Board of Directors of dick clark productions. It is confidential and may not be used for any other purpose without Ladenburg’s prior written consent, except as outlined in the engagement letter between dick clark productions and Ladenburg dated February 6, 2002.

In reviewing the enclosed materials, Ladenburg believes that the analyses must be considered as a whole and that selecting portions of the analyses and of the factors considered, without considering all factors and analyses, could result in a misleading conclusion.

In preparing the enclosed material, Ladenburg made certain assumptions with respect to industry performance, general business and economic conditions and other matters which were deemed appropriate, many of which are beyond dick clark productions’ control. As a result, the discussion materials contained herein are not necessarily representative of actual values or prospects for dick clark productions, which may be significantly more or less favorable. Estimates of value of companies do not purport to be appraisals or to necessarily reflect the prices at which companies may be sold.

Ladenburg Thalmann & Co. Inc.
590 Madison Ave.
New York, NY 10022

February 13, 2002

TABLE OF CONTENTS

I.	Executive Summary

II.	dick clark productions Premiums Paid Analysis

III.	dick clark productions Comparable Company Analysis

IV.	dick clark productions Comparable Transaction Analysis

V.	dick clark productions Discounted Cash Flow Analyses

VI.	dick clark productions Common Stock Performance

VII.	dick clark productions Common Stock and Volume Frequency Analysis

VIII.	Historical and Projected Operating Performance for dick clark productions

EXECUTIVE SUMMARY

Scope of the Assignment

Ladenburg Thalmann & Co. Inc. (“Ladenburg”) understands that dick clark productions, inc., a Delaware corporation (the “Company”), Capital Communications CDPQ Inc., a Quebec corporation (“Capital Communications”), DCPI Investco, Inc., a Delaware corporation (“Parent”), and DCPI Mergerco, Inc., a Delaware corporation (“Merger Sub”), have proposed entering into an Agreement and Plan of Merger dated February 13, 2002 (the “Agreement”) pursuant to which Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub will cease and the Company shall continue as the surviving corporation (the “Proposed Transaction”). Ladenburg further understands that at the Effective Time, holders of each issued and outstanding share of Capital Stock other than shares held by the Principal Stockholders (the “Non-Affiliate Stockholders”) shall be converted automatically into the right to receive from the surviving corporation $14.50 in cash. Each issued and outstanding share of Capital Stock held by the Principal Stockholders shall be converted automatically into the right to receive from the surviving corporation $12.50 in cash (collectively, the “Merger Consideration”). In addition, each outstanding Company Stock Option shall be cancelled immediately prior to the Effective Time in exchange for payment of an amount in cash equal to the product of (i) the number of unexercised shares of the Company Common Stock and (ii) the excess, if any, of the Merger Consideration over the per share exercise price of such Company Stock Option.

In addition to a fairness opinion being provided to the Board of Directors by Allen & Company Incorporated, the Company, on behalf of its Board of Directors, has requested the opinion of Ladenburg as to whether the consideration to be received by the Non-Affiliate Stockholders with respect to the Proposed Transaction is fair as of the date hereof, from a financial point of view, to the Non-Affiliate Stockholders of the Company.

Summary of Deal Structure

Our understanding of the transaction as outlined in the Agreement and Plan of Merger is as follows:

Structure:
Ladenburg understands that dick clark productions, inc., a Delaware corporation (the “Company”), Capital Communications CDPQ Inc., a Quebec corporation (“Capital Communications”), DCPI Investco, Inc., a Delaware corporation (“Parent”) and DCPI Mergerco, Inc., a Delaware corporation (“Merger Sub”), have proposed entering into an Agreement and Plan of Merger dated February 13, 2002 (the “Agreement”) pursuant to which Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub will cease and the Company shall continue as the surviving corporation (the “Proposed Transaction”).

Merger Consideration:
Ladenburg further understands that at the Effective Time, each issued and outstanding share of Capital Stock held by stockholders other than shares held by the Principal Stockholders (the “Non-Affiliate Stockholders”) shall be converted automatically into the right to receive from the surviving corporation $14.50 in cash. Each issued and outstanding share of Capital Stock held by the Principal Stockholders shall be converted automatically into the right to receive from the surviving corporation $12.50 in cash (collectively, the “Merger Consideration”).

Options:
In addition, each outstanding Company Stock Option shall be cancelled immediately prior to the Effective Time in exchange for payment of an amount in cash equal to the product of (i) the number of unexercised shares of the Company Common Stock and (ii) the excess, if any, of the Merger Consideration over the per share exercise price of such Company Stock Options.

Representations & Warranties:	Customary representations and warranties.

Conditions to Merger:	Customary conditions to consummation of the merger including:

—	The Voting Agreement by and among Richard W. Clark, Karen W. Clark and Olive Enterprises, Inc., stockholders of Mulholland, Inc. and Parent shall have been duly executed and delivered.

—	The Non-Competition and Non-Solicitation Agreement by and among Richard W. Clark and Parent shall have been duly executed and delivered.

—	Stockholder approval.

—
Receipt of a written opinion of Allen & Company Incorporated, dated as of the date of the meeting of the Board approving this Agreement, to the effect that the consideration to be received by the Non-Affiliate Stockholders is fair, from a financial point of view, to such stockholders.

—
Receipt of a written opinion of Ladenburg, to the effect that, as of the date of such written opinion, the consideration to be received as a result of the Merger by the Non-Affiliate Stockholders is fair, from a financial point of view, to such stockholders

Termination:	Customary termination events including:

—	By mutual written consent of Parent and the Company.

—	By either Parent or the Company if the Proposed Transaction has not been consummated on or before July 31, 2002.

—	By the Company upon receipt of a Superior Proposal.

Break-Up Fee:	In the event that the Company terminates the Agreement pursuant to receipt of a Superior Proposal, the Company shall pay to Parent a termination fee ranging from $4.085 million to $4.25 million.

Scope of the Analysis

In arriving at its Opinion, Ladenburg has:

(i)	reviewed the draft Agreement dated February 12, 2002;

(ii)	reviewed the Company’s Annual Report to shareholders on Form 10-K for the fiscal years ended June 30, 2001 and June 30, 2000;

(iii)	reviewed the Company’s Quarterly Report to shareholders on Form 10-Q for the quarter ended September 30, 2001;

(iv)	reviewed the Company’s draft Quarterly Report to shareholders on Form 10-Q for the quarter ended December 31, 2001;

(v)	reviewed certain other historical, operating and financial information and projections, provided to us by the management of the Company relating to its business prospects;

(vi)	compared the results of operations of the Company with those of certain companies which we deemed to be reasonably comparable to the Company;

(vii)	reviewed the financial terms, to the extent publicly available, of certain transactions which we deemed to be reasonably comparable to the Proposed Transaction;

(viii)	reviewed certain historical information regarding trading of the common stock of the Company; and,

(ix)	conducted such other analyses and examinations and considered such other financial, economic and market criteria as Ladenburg deemed necessary in arriving at its opinion.

This opinion does not in any manner address whether or not the consideration being paid to the Non-Affiliate Stockholders is fair from a financial point of view when compared to the consideration to be received by the Principal Stockholders. Ladenburg did not undertake nor have we been furnished an evaluation or appraisal of business arrangements among Capital Communications, Parent and the Principal Stockholders that might be construed as compensation to the Principal Stockholders in addition to the Merger Consideration. In addition, Ladenburg did not perform any additional due diligence with respect to Capital Communications CDPQ, Inc., DCPI Investco, Inc., or DCPI Mergeco, Inc.

In arriving at its Opinion, Ladenburg performed the following primary analyses, among others:

(i)  Premiums Paid Analysis—Ladenburg reviewed the premium of the Offer Price to the trading prices one day, one week and four weeks prior to the announcement date of selected acquisition transactions in the media and entertainment industry (the “Media and Entertainment Transactions”) announced since January 1, 2000. Ladenburg then compared the premiums paid for the Media and Entertainment Transactions to the premiums being offered to the Non-Affiliate Stockholders of the Company. The Media and Entertainment Transactions’ mean premium to the closing prices one day, one week and four weeks prior to the announcement date were 16.5%, 20.9% and 23.2%, respectively. Ladenburg noted that the offer price to the Non-Affiliate Stockholders of the Company of $14.50 represents a 32.7% premium to the $10.93 per share closing price one day prior to February 13, 2002, a 49.5% premium to the $9.70 per share closing price one week prior to February 13, 2002, and a 46.5% premium to the $9.65 per share closing price four weeks prior to February 13, 2002. Ladenburg noted that the premiums being offered to the Non-Affiliate Stockholders of the Company were above the range of mean premiums paid for the Media and Entertainment Transactions.

(ii)  Comparable Company Analysis—Using publicly available information, Ladenburg compared selected historical, current and projected operating and financial data and financial ratios for the Company with certain data from selected publicly traded Media and Entertainment companies that, in Ladenburg’s judgement, were reasonably comparable to the Company. The Media and Entertainment companies selected were: Alliance Atlantis Communications, Inc., CINAR Corporation, Film Roman, Inc., Image Entertainment, Inc., J2 Communications, and Peace Arch Entertainment Group Inc. (collectively, the “Comparable Companies”). Ladenburg reviewed, among other things, the following data with respect to the Comparable Companies: operating statement data, including latest twelve months (“LTM”) Revenue; Projected 2001 Revenue; Projected 2002 Revenue; LTM Operating Income (earnings before interest and taxes or “EBIT”); LTM Operating Cash Flow (earnings before interest, taxes, depreciation and amortization or “EBITDA”); LTM Net Income; Projected 2001 Net Income; Projected 2002 Net Income and Most Recent Quarter’s (“MRQ”) Book Value. Utilizing this information, Ladenburg calculated a range of market multiples for the Comparable Companies by dividing the “Enterprise Value” (total common shares outstanding multiplied by closing market price per share on February 11, 2002, or “Market Equity Value”, plus total debt, less cash and equivalents) for each Comparable Company by, among other things, such company’s LTM Revenue, LTM EBIT, LTM EBITDA, and by dividing each of the Comparable Companies’ Market Equity Value by, among other things, the companies’ LTM Net Income, Projected 2001 Net Income, Projected 2002 Net Income and the MRQ Book Value.

For the Comparable Companies: (a) the LTM Revenue multiples ranged from 0.48x to 1.47x (0.79x mean), (b) the LTM EBIT multiples ranged from 0.22x to 44.72x (15.50x mean), (c) the LTM EBITDA multiples ranged from 3.72x to 11.17x (7.85x mean), (d) the LTM Net Income multiples ranged from 13.26x to 16.75x (15.00x mean), (e) the sole Projected 2001 Net Income multiple was 13.60x, (f) the sole Projected 2002 Net Income multiple was 15.07x, and (g) the MRQ Book Value multiples ranged from 0.60x to 2.43x (1.27x mean).

Ladenburg then compared the market multiples for the Comparable Companies to the multiples being offered to the Non-Affiliate Stockholders. Based on a merger consideration to the Non-Affiliate Stockholders of $14.50 per share, the implied multiples were as follows: (a) the Enterprise Value to LTM Revenue was 1.26x, (b) the Enterprise Value to LTM EBIT was 16.74x, (c) the Enterprise Value to Projected LTM EBITDA was 11.91x, (d) the Market Equity Value to LTM Net Income was 28.34x, (e) the Market Equity Value to Projected 2002 Net Income was 34.83x, (f) the Market Equity Value to Projected 2003 Net Income was 17.88x, and (g) the MRQ Book Value multiple was 1.99x. Ladenburg noted that the LTM Revenue, the LTM EBIT, the LTM EBITDA, the LTM Net Income, the Projected 2002 Net Income, the Projected 2003 Net Income, and the MRQ Book Value multiples being offered to the Company were either within or above the range.

(iii)  Comparable Transaction Analysis—Ladenburg reviewed selected publicly available financial data at the effective date of the transaction, including Enterprise Value to LTM Revenue, Enterprise Value to LTM EBIT, Enterprise Value to LTM EBITDA, Market Equity Value to LTM Net Income and MRQ Book Value, regarding seventeen transactions (the “Comparable Transactions”) with deal values (including net debt) of up to $4.6 billion. The seventeen Comparable Transactions selected, which were announced between January 2000 and the present were as follows: (a) the acquisition of 85.0% of Ascent Entertainment Group, Inc. by Liberty Media Group, (b) the acquisition of 100.0% of Trimark Holdings, Inc. by Lions Gate Entertainment Corp., (c) the acquisition of 100.0% of Video Services Corp. by Liberty Livewire Corp., (d) the acquisition of 9.63% of Omega Project Co. Ltd. by Marubeni Corp., (e) the acquisition of 100.0% of Salter Street Films Ltd. by Alliance Atlantis Communications, Inc., (f) the acquisition of 19.65% of Expand SA by StudioCanal (Canal Plus), (g) the tender offer for 0.51% of the outstanding shares of Expand SA (StudioCanal) at $47.30 per share by StudioCanal (Canal Plus) (h) the acquisition of the remaining interest of Expand SA (StudioCanal) not already owned by StudioCanal (Canal Plus SA), (i) the acquisition of 42.85% of Zee Telefilms Ltd. by Goldman Sachs Invest MV Ltd., (j) the acquisition of Flextech PLC by Telewest Communications PLC, (k) the acquisition of 99.2% of Endemol Entertainment NV by Telefonica SA, (l) the acquisition of 94.0% of Nelvana Ltd. by Corus Entertainment, Inc., (m) the acquisition of 25.0% of CinemaxX AG by Senator Film AG, (n) the acquisition of 8.05% of Golden Harvest Entertainment by Prudential Asset Management, (o) the acquisition of 14.8% of StudioCanal (Canal Plus) by

Groupe Canal Plus, (p) the acquisition of 100% of Motion International, Inc. by TVA International (TVA Group) and (q) the acquisition of 100% of Brainpool TV AG by Viva Media AG.

Ladenburg calculated the multiples of each of the aforementioned selected data points for the Comparable Transactions. The range of multiples calculated for the Comparable Transactions were: (a) Enterprise Value to LTM Revenue were 0.67x to 3.22x (1.81x mean), (b) Enterprise Value to LTM EBIT were 8.85x to 37.22x (19.79x mean), (c) Enterprise Value to LTM EBITDA were 1.34x to 12.88x (6.71x mean), (d) Market Equity Value to LTM Net Income were 11.16x to 56.29x (28.19x mean), and (e) Market Equity Value to MRQ Book Value were 1.33x to 2.99x (1.83x mean).

Based on a merger consideration to the Non-Affiliate Stockholders of $14.50 per share, the implied multiples were as follows: (a) LTM Revenue was 1.26x, (b) LTM EBIT was 16.74x, (c) LTM EBITDA was 11.91x, (d) LTM Net Income was 28.34x, and (e) MRQ Book Value was 1.99x. Ladenburg noted that the LTM Revenue, the LTM EBIT, LTM EBITDA, the LTM Net Income, and the MRQ Book Value multiples being offered to the Non-Affiliate Stockholders were either within or above the range of the Comparable Transactions.

(iv)  Discounted Cash Flow Analysis—Ladenburg performed two Discounted Cash Flow (“DCF”) analyses for dick clark productions on a stand-alone basis, based upon financial projections presented by management. The two DCF analyses are based on two different terminal multiple metrics: Projected Revenue and EBITDA. For each DCF analysis, Ladenburg reduced Management’s projected Revenues by 20% to adjust for volatility, and discounted the projected unleveraged free cash flows (earnings before interest and taxes, plus depreciation and amortization, less capital expenditures and changes in working capital) for the respective three years and the terminal value (calculated as a multiple of Projected 2004 Revenue or EBITDA). From this Enterprise Value, Ladenburg subtracted all debt obligations appearing on the Company’s draft balance sheet at December 31, 2001, and added the cash balance on such balance sheet to arrive at an implied equity value (“Equity Value”). The terminal value was computed by applying Revenue and EBITDA multiples ranging from 1.0x to 2.0x and 7.0x to 9.0x to the forecasted Revenue and EBITDA for fiscal 2004, respectively.

Applying discount rates ranging from 12.5% to 16.5% for both Projected Revenue and Projected EBITDA, Ladenburg calculated the Company’s Equity Value.

Ladenburg’s calculation of the Company’s Equity Value ranged from $111.5 million to $149.5 million at Revenue multiples ranging from 1.0x to 2.0x. Ladenburg noted that the mean Equity Value observation assuming a weighted average cost of capital of 14.5% and a terminal Revenue multiple of 1.5x was $129.6 million or $12.71 per share.

Ladenburg’s calculation of the Company’s Equity Value ranged from $118.7 million to $135.6 million at EBITDA multiples ranging from 7.0x to 9.0x. Ladenburg noted that the mean Equity Value observation assuming a weighted average cost of capital of 14.5% and a terminal EBITDA multiple of 8.0x was $126.8 million or $12.43 per share.

Conclusion

Based upon and subject to the foregoing and other factors it deemed relevant, Ladenburg is of the opinion that, as of the date hereof, the consideration to be received by the Non-Affiliate Stockholders with respect to the Proposed Transaction is fair from a financial point of view to the Non-Affiliate Stockholders of the Company.

SECTION II

PREMIUMS PAID ANALYSIS

	Takeover Stock Price Premiums (%)(a)
	1 Day		1 Week		4 Weeks
Premium Paid:
High	103.5%		103.5%		100.9%
Low	(40.5%	)	(38.2%	)	(40.5%	)
Mean	16.5%		20.9%		23.2%
Median	8.3%		20.8%		23.3%
Implied Premium to Stockholders of dick clark productions, inc.:	32.7%	(b)	49.5%	(c)	46.5%	(d)

(a)
Selected Media & Entertainment deals announced since January 1, 2000. Includes Motion Picture and Video Tape Production, Services Allied to Motion Picture Production, and Motion Picture and Video Tape Distribution, or SIC Codes 7812, 7819 and 7822, respectively.

(b)	Based upon February 12, 2002 market closing price of $10.93.
(c)	Based upon February 4, 2002 market closing price of $9.70.
(d)	Based upon January 15, 2002 market closing price of $9.65.

Transaction List
Completed Acquisitions of Selected Media & Entertainment (1) Public Companies—January 1, 2000 to the Present

			Equity Value ($ Millions)	Takeover Price / Share	Takeover Stock Price Premiums (%) to Prior Periods:
Date Announced
	Target Name	Acquiror Name			1 Day	1 Week	4 Weeks
1/10/00	Time Warner	America Online Inc.	$164,746.5	$110.6	70.9%	55.8%	70.2%
1/27/00	Flextech PLC	Telewest Communications PLC	2,257.8	14.3	5.8%	30.1%	46.1%
2/22/00	Ascent Entertainment Group Inc.	Liberty Media Group	748.8	15.3	50.6%	33.3%	28.4%
3/17/00	Endemol Entertainment NV	Telefonica SA	10,463.6	304.0	11.3%	47.5%	53.3%
3/17/00	Primedia Ltd	Mineworkers Investment Co.	79.8	9.5	4.9%	2.7%	5.7%
3/21/00	Golden Harvest Entertainment	Lai Sun Hotels International	302.1	1.3	-40.5%	6.7%	-40.5%
4/24/00	Zee Telefilms Ltd.	Goldman Sachs Invest MV Ltd.	8,000.0	1,000.0	38.7%	8.0%	-10.0%
5/22/00	Golden Harvest Entertainment	Prudential Asset Management	70.4	1.3	24.3%	20.8%	25.5%
6/6/00	Trimark Holdings Inc.	Lions Gate Entertainment Corp.	48.6	9.8	12.7%	63.8%	40.4%
7/26/00	Video Services Corp.	Liberty Livewire Corp.	138.3	9.7	103.5%	103.5%	100.9%
2/7/01	Omega Project Co Ltd.	Marubeni Corp.	1,499.9	270.0	-6.3%	-9.1%	23.3%
6/18/01	Expand SA	StudioCanal (Canal Plus)	429.6	360.8	2.8%	-14.7%	-8.3%
6/27/01	Expand SA (StudioCanal)	StudioCanal (Canal Plus)	11.2	360.8	2.8%	-14.7%	-8.3%
6/28/01	StudioCanal (Canal Plus)	Groupe Canal Plus	1,588.2	95.1	26.1%	21.5%	17.9%
11/6/01	Metrodome Group PLC	TV-Loonland AG	0.7	0.2	-34.6%	-38.2%	-20.9%
11/7/01	Brainpool TV AG	Viva Media AG	98.8	9.3	8.3%	38.0%	72.5%
11/13/01	Expand SA (StudioCanal)	StudioCanal (Canal Plus SA)	959.5	360.8	-1.4%	-0.2%	-1.1%

(1)
Includes transactions of Motion Picture and Video Tape Production, Motion Picture and Video Tape Distribution, and Services Allied to Motion Picture Production, or SIC Codes 7812, 7819 and 7822, respectively.

SECTION III

SUMMARY—COMPARABLE COMPANY ANALYSIS

Comparable Company Analysis:

	Comparable Companies’ Multiples(a)			DCPI LTM Results		dick clark productions, inc. Implied Equity Value ($ in 000s)

MULTIPLE OF:	Low	High	Mean			Low	High	Mean
LTM Revenue	0.48x	1.47x	0.79x	$61,403		$99,878	$160,185	$118,747
LTM Operating Cash Flow (“EBITDA”)(b)	3.72	11.17	7.85	6,519		94,393	142,977	121,293
LTM Operating Income (“EBIT”)	0.22	44.72	15.50	4,640		71,151	277,632	142,069
LTM Net Income	13.26	16.75	15.00	5,216		69,159	87,370	78,264
Projected 2001 Net Income	13.60	13.60	13.60	4,244	(d)	57,704	57,704	57,704
Projected 2002 Net Income	15.07	15.07	15.07	8,267	(e)	124,620	124,620	124,620
MRQ Book Value	0.60	2.43	1.27	74,179		44,566	180,552	94,115

Mean(c)						$83,961	$162,223	$113,185
Shares Outstanding						10,194	10,194	10,194
Implied Equity Value Per Share(c)						$8.24	$15.91	$11.10

NM = Non-material
LTM = Last Twelve Months
MRQ = Most Recent Quarter
(a)	Excludes negative and non-material values.
(b)	Amortization of production and film costs were not added back to EBIT to derive EBITDA.
(c)	Excludes Projected 2001 Net Income.
(d)	Based upon dick clark productions’ fiscal 2002 projections.
(e)	Based upon dick clark productions’ fiscal 2003 projections.

Operational Analysis

	dick clark productions	Alliance Atlantis (a)	CINAR Corporation (a)	Film Roman	Image Entertainment	J2 Communications	Peace Arch Entertainment (a)
	($ and shares outstanding in 000s)
Ticker Symbol	DCPI	AACB	CINRB	ROMN	DISK	JTWO	PAE
Fiscal Year End	6/30	3/31	11/30	12/31	3/31	7/31	8/31
Last Twelve Months End	6/30/01	9/30/01	8/31/01	9/30/01	9/30/01	10/31/01	11/30/01
Common Stock Price as of 2/12/02	$10.930	$10.130	$2.300	$0.250	$2.500	$8.630	$0.550
52 Week High	13.000	14.950	4.550	1.150	3.730	15.000	3.600
52 Week Low	8.400	8.601	1.600	0.180	1.490	3.150	0.500
Market Value	111,416	368,843	94,263	2,144	39,571	11,908	1,538
Enterprise Value	41,285	788,183	46,626	(799)	44,944	11,458	16,827
Market Value of Equity
52 Week High	132,517	20,628	63,611	3,215	59,039	20,697	10,066
52 Week Low	85,626	313,171	65,574	1,544	23,584	4,346	1,398
Net Revenue:
Last Twelve Months	61,403	537,420	90,091	51,195	92,773	318	24,092
2000	70,772	806,100	153,085	44,552	100,770	306	55,399
1999	92,243	771,600	172,644	48,605	84,854	1,480	35,438
LTM Gross Profit	9,993	149,700	52,252	1,339	27,088	266	(1,978)
LTM Gross Profit Margin	16.27%	27.86%	58.00%	2.62%	29.20%	83.82%	-8.21%
LTM Operating Cash Flow (“EBITDA”)(b)	6,519	91,140	12,528	(3,225)	4,022	(1,830)	(5,357)
LTM Operating Cash Flow Margin	10.62%	16.96%	13.91%	-6.30%	4.34%	-575.53%	-22.23%
Operating Income:
Last Twelve Months	4,640	71,400	7,724	(3,637)	1,005	(2,083)	(5,968)
% Net Revenue	7.56%	13.29%	8.57%	-7.10%	1.08%	-655.33%	-24.77%
2000	4,440	106,900	1,739	(2,863)	5,692	(3,130)	(9,595)
% Net Revenue	6.27%	13.26%	1.14%	-6.43%	5.65%	-1022.21%	-17.32%
1999	13,393	91,700	1,022	(7,835)	1,662	854	(2,640)
% Net Revenue	14.52%	11.88%	0.59%	-16.12%	1.96%	57.72%	-7.45%

(a)	Alliance Atlantis Communications Inc., CINAR Corporation and Peace Arch Entertainment Group Inc. adjusted from Canadian dollars to US dollars by exchange rate 0.60 US dollars = 1 Canadian dollar.
(b)	Amortization of production and film costs have been excluded from the EBITDA calculation.

	dick clark productions	Atlantis Alliance (a)	CINAR Corporation (a)	Film Roman	Image Entertainment	J2 Communications	Peace Arch Entertainment (a)	MEAN
	($ and shares outstanding in 000s)
Net Income Before Extra Items:
Last Twelve Months	$5,216.00	$22,020.00	$7,109.40	-$3,868.13	$19.00	-$2,051.45	-$8,731.80
% Net Revenue	8.49%	4.10%	7.89%	-7.56%	0.02%	-645.28%	-36.24%	-112.84%
2000	5,155	35,000	(3,239)	(2,586)	4,436	(3,077)	(14,280)
% Net Revenue	7.28%	4.34%	-2.12%	-5.80%	4.40%	-1004.60%	-25.78%	-171.59%
1999	10,398	39,100	(1,620)	(7,493)	1,415	826	(3,268)
% Net Revenue	11.27%	5.07%	-0.94%	-15.42%	1.67%	55.83%	-9.22%	6.16%
LTM Working Capital	67,871	806,220	105,457	(2,723)	17,118	(1,845)	6,383
% LTM Net Revenue	110.53%	150.02%	117.06%	-5.32%	18.45%	-580.49%	26.50%	-112.84%
LTM Net Free Cash Flow	6,289	(383,280)	11,983	(3,373)	921	(1,831)	(5,447)
% LTM Net Revenue	10.24%	-71.32%	13.30%	-6.59%	0.99%	-575.84%	-22.61%	-110.34%

(a)	Alliance Atlantis Communications Inc., CINAR Corporation and Peace Arch Entertainment Group Inc. adjusted from Canadian dollars to US dollars by exchange rate 0.60 US dollars = 1 Canadian dollar.

	dick clark productions	Alliance Atlantis (a)	CINAR Corporation (a)	Film Roman	Image Entertainment	J2 Communications	Peace Arch Entertainment (a)	MEAN

	($ and shares outstanding in 000s)
Operating Return On:
Average Assets	5.25%	5.75%	3.49%	-12.99%	1.33%	-61.95%	-19.19%	-13.93%
Average Equity	6.12%	17.05%	4.38%	-234.95%	3.16%	-201.16%	-603.52%	-169.17%

Balance Sheet Ratios:
Current Ratio	5.06	3.22	6.19	0.91	1.43	0.21	1.61	2.3
Quick Ratio	0.86	3.22	3.43	0.81	1.40	0.01	1.47	1.7
Working Capital	67,871	806,220	105,457	(2,723)	17,118	(1,845)	6,383
Receivable Days	20	254	179	3	46	NM	19	83.5
Payable Days	43	300	196	9	91	1,905	35	422.7
Total Debt/ Total Equity	NM	87.80%	5.34%	NM	21.61%	NM	2646.34%	460.18%
Long-Term Debt/Marke	NM	47.69%	17.96%	NM	11.13%	NM	52.42%	21.53%

(a)	Alliance Atlantis Communications Inc., CINAR Corporation and Peace Arch Entertainment Group Inc. adjusted from Canadian dollars to US dollars by exchange rate 0.60 US dollars = 1 Canadian dollar.

Valuation Analysis

	dick clark productions		Alliance Atlantis		CINAR Corporation (a)		Film Roman		Image Entertainment		J2 Communications		Peace Arch Entertainment		MEAN
	($ and shares outstanding in 000s)
Valuation Ratios:
Market Value/LTM Net Income	21.36	x	16.75	x	13.26	x	-0.55	x	2082.66	x	-5.80	x	-0.18	x	15.00	x(a)
Market Value/Projected 2001 Net Income	26.25		13.60		N/A		N/A		N/A		N/A		N/A		13.60	(b)
Market Value/Projected 2002 Net Income	13.48		15.07		N/A		N/A		NA		N/A		N/A		15.07	(c)
Enterprise Value/LTM Operating Income	8.90		11.04		6.04		0.22		44.72		-5.50		-2.82		15.50	(d)
Enterprise Value/LTM Operating Cash Flow	6.33		8.65		3.72		0.25		11.17		-6.26		-3.14		7.85	(e)
Enterprise Value/LTM Net Revenue	0.67		1.47		0.52		-0.02		0.48		36.04		0.70		0.79	(f)
Market Value/MRQ Book Value	1.50		0.77		0.60		-1.42		1.27		11.50		2.43		1.27	(g)

Market Capitalization(h):
Current Maturities of LTD & Cap	$0		$43,980		$0		$0		$0		$0		$7,898
Long-Term Debt	0		375,900		8,374		0		5,000		0		8,821
Capitalized Leases	0		0		0		0		1,738		0		0
Preferred Equity	0		0		0		0		0		0		0
Market Value of Equity	111,416		368,843		94,263		2,144		39,571		11,908		1,538
Cash	70,131		540		56,011		2,944		1,365		450		1,430

Enterprise Value	41,285		788,183		46,626		(799)		44,944		11,458		16,827

Common Shares Outstanding	10,194		36,411		40,984		8,578		15,828		1,380		2,796

LTM = Last Twelve Months; MRQ = Most Recent Quarter
(a)	Includes Alliance Atlantis and CINAR Corporation.
(b)	Based upon Alliance Atlantis.
(c)	Based upon Alliance Atlantis.
(d)	Includes Alliance Atlantis, CINAR Corporation, Film Roman and Image Entertainment.
(e)	Includes Alliance Atlantis, CINAR Corporation and Image Entertainment.
(f)	Excludes Film Roman and J2 Communications.
(g)	Includes Alliance Atlantis, CINAR Corporation, Image Entertainment and Peace Arch Entertainment.
(h)	Alliance Atlantis Communications Inc., CINAR corporation and Peace Arch Entertainment Group Inc. adjusted from Canadian dollars to US dollars by exchange rate 0.60 US dollars = 1 Canadian dollar.

Financial Analysis

	dick clark productions	Alliance Atlantis (a)	CINAR Corporation (a)	Film Roman	Image Entertainment	J2 Communications	Peace Arch Entertainment (a)
	($ and shares outstanding in 000s)
Last Twelve Months Income & Cash Flow Items:
Net Revenue	$61,403	$537,420	$90,091	$51,195	$92,773	$318	$24,092
Cost of Goods Sold	51,410	387,720	37,838	49,856	65,685	51	26,071
Gross Profit	9,993	149,700	52,252	1,339	27,088	266	(1,978)
SG&A Expenses	5,353	62,520	39,724	4,976	20,323	910	2,749
Other Operating Expenses	0	15,780	4,804	0	5,760	1,439	1,241
Operating Income (EBIT)(b)	4,640	71,400	7,724	(3,637)	1,005	(2,083)	(5,968)
Depreciation & Amortization(c)	1,879	19,740	4,804	412	3,017	254	611
Interest Expense	(3,260)	44,400	2,097	(133)	1,800	(34)	1,099
Operating Cash Flow (EBITDA)(b)	6,519	91,140	12,528	(3,225)	4,022	(1,830)	(5,357)
Pre-Tax Income(d)	8,001	27,840	7,109	(3,504)	(835)	(2,049)	(8,507)
Net Income (Loss)(d)	5,216	22,020	7,109	(3,868)	19	(2,051)	(8,732)
Capital Expenditures	230	474,420	545	148	3,101	1	91
Net Free Cash Flow	6,289	(383,280)	11,983	(3,373)	921	(1,831)	(5,447)
Projected 2001 Revenue(f)	67,069	N/A	N/A	N/A	N/A	N/A	N/A
Projected 2002 Revenue(f)	58,336	N/A	N/A	N/A	N/A	N/A	N/A
Estimated 2001 EPS(g)	0.42	0.745	N/A	N/A	N/A	N/A	N/A
Estimated 2002 EPS(g)	0.81	0.672	N/A	N/A	N/A	N/A	N/A
Estimated 2001 Net Income(f)	4,244	27,126	N/A	N/A	N/A	N/A	N/A
Estimated 2002 Net Income(f)	8,267	24,468	N/A	N/A	N/A	N/A	N/A

(a)	Alliance Atlantis Communications Inc., CINAR Corporation and Peace Arch Entertainment Group Inc. adjusted from Canadian dollars to US dollars by exchange rate 0.60 US dollars = 1 Canadian dollar.
(b)	Excludes one-time asset impairment charge of $4,785 for dick clark productions.
(c)	Includes the amortization of loan fees and goodwill and the depreciation of property and equipment.
(d)	Excludes non-recurring, unusual charges for CINAR Corp. and excludes one-time asset impairment charge of $4,785 for dick clark productions.
(e)	Excludes non-recurring, unusual charges for CINAR Corp. and excludes one-time asset impairment charge tax effected at 35% or $3,110.
(f)	Based upon dick clark productions’ fiscal 2002 and 2003 projections.
(g)	Estimated 2001, 2002 EPS based on First Call Estimates, Bloomberg and Analyst Reports.

	dick clark productions	Alliance Atlantis(a)	CINAR Corporation(a)	Film Roman	Image Entertainment	J2 Communications	Peace Arch Entertainment(a)

	($ and shares outstanding in 000s)
Balance Sheet Items:
Cash	$70,131	$540	$56,011	$2,944	$1,365	$450	$1,430
Accounts Receivable	3,382	374,640	44,129	451	11,768	0	1,273
Film and Television Costs	7,203	793,500	22,778	23,238	36,219	0	2,379
Prepaid Expenses	1,912	0	0	0	2,219	32	234
Other Current Assets	1,959	0	2,858	0	5,013	0	11,499
Total Current Assets	84,587	1,168,680	125,776	26,633	56,584	482	16,816

Net PP&E	5,192	48,420	4,480	527	14,554	5	3,000
Net Intangibles	1,620	96,600	63,085	0	6,251	2,876	139
Other Non-Current Assets	0	107,580	0	681	0	0	355
Total Assets	91,399	1,421,280	193,342	27,841	77,389	3,363	20,309

Current Portion of Long Term Debt	0	43,980	0	0	0	0	7,898
Current Portion of Capital Leases	0	0	0	0	0	0	0
Accounts Payable	6,010	318,480	20,319	1,254	16,403	269	2,534
Accrued Liabilities	1,234	0	0	0	4,268	863	0
Other Current Liabilities	9,472	0	0	26,618	18,795	1,196	0
Total Current Liabilities	16,716	362,460	20,319	29,357	39,466	2,327	10,432

Long-Term Debt	0	375,900	8,374	0	5,000	0	8,821
Capital Lease Obligations	0	0	0	0	1,738	0	0
Other Non-Current Liabilities	0	0	0	0	0	0	424
Total Liabilities	16,716	934,620	36,442	29,357	46,204	2,327	19,677
Shareholders' Equity	74,179	478,200	156,900	(1,515)	31,185	1,036	632
Total Liabilities and Shareholders’	91,399	1,421,280	193,342	27,841	77,389	3,363	20,309

Working Capital	67,871	806,220	105,457	-2,723	17,118	-1,845	6,383
Average Assets	88,384	1,241,310	221,162	27,995	75,825	3,363	31,105
Average Shareholders’ Equity	75,788	418,680	176,482	1,548	31,830	1,036	989

Total Debt / Shareholders’ Equity	0.00%	87.80%	5.34%	0.00%	21.61%	0.00%	2646.34%
LTD / Total Capitalization	0.00%	41.86%	5.07%	0.00%	17.77%	0.00%	50.84%

Preferred Equity	0	0	0	0	0	0	0
Minority Interest	504	8,460	0	0	0	0	0
Common Shares Outstanding	10,194	36,411	40,984	8,578	15,828	1,380	2,796

(a)	Alliance Atlantis Communications Inc., CINAR Corporation and Peace Arch Entertainment Group Inc. adjusted from Canadian dollars to US dollars by exchange rate 0.60 US dollars = 1 Canadian dollar.

Comparable Company Descriptions

ALLIANCE ATLANTIS COMMUNICATIONS, INC.
Alliance Atlantis Communications, Inc. is a vertically integrated broadcaster, creator and international distributor of filmed entertainment content with significant ownership interests in the Canadian specialty broadcast industry. The Company’s principal business activities are conducted through three operating groups: Broadcast, Motion Picture and Television. The Broadcast Group owns specialty channels consisting of analog channels and digital channels. The Motion Picture Group acquires, creates and distributes theatrical motion pictures worldwide. The Television Group creates, acquires and distributes television series, movies and mini-series, and licenses ancillary rights for the global market.

CINAR CORPORATION
CINAR Corporation is an integrated entertainment and education company involved in the development, production, post-production and worldwide distribution of non-violent, quality programming and educational products for children and families. The Company operates through two divisions: CINAR Entertainment and CINAR Education. CINAR Entertainment develops, produces, markets and distributes children’s and family programming through its vertically integrated production and distribution operations, and markets and distributes programs in its film library. CINAR Education publishes and distributes supplemental education products that enhance classroom curricula and foster continued learning in the home.

FILM ROMAN, INC
Film Roman, Inc. develops, produces and distributes a broad range of television programming for the television network, cable television, first-run domestic syndication and international markets. The Company also develops and produces, on a limited basis, feature-length theatrical motion pictures. The Company has produced numerous animated series, including Bobby’s World, The Simpsons, King of the Hill, The Mask, BRUNO the Kid, C-Bear and Jamal, The Twisted Tales of Felix the Cat, Mortal Kombat, Garfield & Friends, The Critic, The Oblongs and X-Men. The Company conducts all of its operations through its wholly owned subsidiaries, Film Roman, Inc., Namor Productions, Inc., Chalk Line Productions, Inc., Diversion Entertainment, Inc., Level 13 Entertainment, Inc. and Special Project Films, Inc.

IMAGE ENTERTAINMENT, INC,
Image Entertainment, Inc. is primarily engaged in the business of licensing and distributing DVD format entertainment programming in the home video market. The Company distributes programming exclusively and nonexclusively. In addition to the DVD format, the Company distributes some of its exclusive titles in the VHS home video format. The Company also secures and exploits broadcast rights for certain of its exclusive titles. The Company has three business segments: Program Licensing & Production/Domestic Wholesale Distribution, Direct-to-Consumer Retail Distribution, and International Wholesale Distribution/Broadcast Rights Exploitation.

J2 COMMUNICATIONS
J2 Communications is primarily focused on its activities in the exploitation of the National Lampoon trademark, including the October 1999 launch of its Website, nationallampoon.com. The Company was previously engaged in the acquisition, production and distribution of videocassette programs for retail sale. In late 1990, the Company acquired National Lampoon, Inc. (NLI), incorporated in 1967, and was primarily engaged in publishing the National Lampoon Magazine and related activities, including the development and production of motion pictures. Subsequent to J2’s acquisition of NLI, it de-emphasized the videocassette and publishing segments of its business.

PEACE ARCH ENTERTAINMENT GROUP INC.
Peace Arch Entertainment Group Inc. is a vertically integrated company that develops, produces and distributes proprietary television programming for markets worldwide. The Company also provides production services for third parties on a contract basis. Peace Arch develops programming for television, including episodic series, movies and documentaries. The Company also produces creative works that are directed to training, education and the information heeds of third parties, and it offers domestic and foreign language production services for network television, including entertainment segments, news segments and electronic press kits, as well as sports, entertainment, documentary, television commercials and music videos, all under various contract arrangements.

Alliance Atlantis Communications (AACB)
Daily Feb. 12, 2001-Feb. 12, 2002

CINAR Corporation (CINRB)
Daily Feb. 12, 2001—Feb. 12, 2002

Image Entertainment (DISK)
Daily Feb. 12, 2001- Feb. 12, 2002

FILM ROMAN (ROMN)
Daily Feb. 12, 2001 - Feb. 12, 2002

J2 Communications (JTWO)

Daily Feb. 12, 2001—Feb. 12, 2002

Peace Arch Entertainment (PAE)
Daily Feb. 12, 2001 – Feb. 12, 2002

SECTION IV

COMPARABLE TRANSACTION ANALYSIS

Comparable Transaction Analysis:
	Comparable Transactions’ Multiples(a)			LTM Results	dick clark productions, inc. Implied Equity Value ($ in 000s, except per share data)
MULTIPLE OF:	Low	High	Mean		Low	High	Mean
LTM Revenue(b)	0.67	3.22	1.81	$61,403	$103,326	$259,965	$173,465
LTM Operating Cash Flow (EBITDA)(c)	1.34	12.88	6.71	6,519	71,002	146,231	105,981
LTM Operating Income (EBIT)(d)	8.85	37.22	19.79	4,640	103,320	234,934	154,070
LTM Net Income(e)	11.16	56.29	28.19	5,216	58,184	293,619	147,041
MRQ Book Value(b)	1.33	2.99	1.83	74,179	98,795	221,602	135,674

Mean	$86,925	$231,270	$143,246
Shares Outstanding	10,194	10,194	10,194
Mean Implied Equity Value Per Share	$8.53	$22.69	$14.05

NM	= Non-material; NP = Not Public
LTM	= Last Twelve Months; MRQ = Most Recent Quarter
(a)	Excludes negative and non-material values
(b)
Revenue, Operating Cash Flow (EBITDA), and Operating Income (EBIT) multiples are based on enterprise value (equal to market capitalization plus debt minus cash). All other multiples are based on equity value.

(c)	Excludes Zee Telefilms, Flextech, Endemol Entertainment, Nelvana,and StudioCanal (Canal Plus) transactions
(d)	Excludes Video Services Corp, Expand SA, Zee Telefilms, Endemol Entertainment, and CinemaxX transactions.
(e)	Excludes Video Services Corp, Salter Street Films, Zee Telefilms, Endemol Entertainment, and StudioCanal (Canal Plus) transactions.

							Target LTM
Date Announced	Date Effective	Target Name Acquirer Name	Deal Description	Transaction Value	Enterprise Value	Equity Value	Revenue		EBITDA		EBIT		Net Income		Book Value

				( in thousands except per share data)

2/22/00	6/8/00	Ascent Entertainment Group, Inc. Liberty Media Group	Acquisition of 85% interest in Ascent for $15.25 cash per share plus assumption of liabilities.	$748.8	$713.5	$453.8	$356.1 2.0	x	$64.8 11.0	x	$(45.9 NM	)	$(63.4 NM	)	$2.1 7.2	x

6/6/00	10/13/00	Trimark Holdings Inc. Lions Gate Entertainment Corp.	Acquisition of 100% of Trimark (TH) for tender offer of $4.50 cash per share plus 2.018 shares of Lion’s Gate per TH share.	48.6	94.3	48.1	92.1 1.0	x	51.6 1.8	x	(1.5 NM	)	(5.2 NM	)	3.5 3.0	x

7/26/00	12/27/00	Video Services Corp. Liberty Livewire Corp.	Acquisition of 100% of Video Services (VS) in exchange for 0.104 shares of Liberty per VS share plus $2.75 cash per VS share.	138.3	185.5	137.8	96.1 1.9	x	14.4 12.9	x	3.9 47.6	x	(1.1 NM	)	1.4 7.5	x

2/7/01	2/27/01	Omega Project Co Ltd. Marubeni Corp.	Acquisition of 9.63% interest in Omega for 270 yen ($2.32 US) in cash per share.	12.9	128.3	119.4	113.1 1.3	x	12.0 12.2	x	11.0 13.3	x	12.2 11.2	x	1.7 1.4	x

2/12/01	4/19/01	Salter Street Films Ltd. Alliance Atlantis Comm, Inc.	Acquisition of Salter (SSF) in exchange for either 0.310 Class B Non-Voting shares of Alliance Atlantis and C$3.33 cash ($2.188 per SSF share or 0.465 Class B Non-Voting shares of Alliance Atlantis per SSF share.	41.1	44.4	31.9	33.2 1.4	x	33.5 1.3	x	0.734 61.4	x	2.5 12.8	x	2.9 1.3	x

COMPARABLE TRANSACTION ANALYSIS

							Target LTM
Date Announced	Date Effective	Target Name Acquirer Name	Deal Description	Transaction Value	Enterprise Value	Equity Value	Revenue	EBITDA	EBIT	Net Income	Book Value
				(In thousands except per share data)

6/18/01	6/22/01	Expand SA StudioCanal (Canal Plus)	Acquisition of additional 19.65% (from 32% to 51.6%) interest in Expand for 360.776 francs ($48.285) cash per share.	$56.4	$291.0	$274.0	$179.3 1.8x	$68.6 4.6x	($23.4) NM	$1.2 260.9x	10.3 4.6x
6/27/01	8/13/01	Expand SA (StudioCanal) StudioCanal (Canal Plus)	Cash tender offer of 360.776 francs ($47.30) per share.	1.5	291.0	274.0	179.3 1.8x	68.6 4.6x	(23.4) NM	1.2 260.9x	10.3 4.6x
11/13/01	12/3/01	Expand SA (StudioCanal) StudioCanal (Canal Plus SA)	Acquisition of the remaining interest not already owned by StudioCanal for $48.42 cash per share.	128.8	297.8	280.5	179.3 1.8x	68.6 4.6x	(23.4) NM	1.2 260.9x	10.3 4.7x
4/24/00	4/24/00	Zee Telefilms Ltd. Goldman Sachs Invest MV Ltd.	Acquisition of the 42.85% interest in Zee Telefilms for 1000 rupees in cash ($22.88 US) per share.	183.0	4,279.3	4,270.6	53.3 82.7x	19.3 228.2x	18.8 234.4x	14.4 305.3x	0.2 94.5x
1/27/00	5/23/00	Flextech PLC Telewest Communications PLC	Exchange of 3.78 newly issued Telewest shares for each FT share, valued at approximately $3.4 billion.	3,699.7	3,462.9	3,412.1	210.7 16.6x	(6.5) NM	(119) NM	(1.2) NM	1.1 21.8x
3/17/00	8/2/00	Endemol Entertainment NV Telefonica SA	Acquisition of the 99.2% interest in Endemol (EE) in exchange for 6.2 shares of Telefonica per EE share, or a total of approximately $4.5 billion.	4,611.9	4,598.8	4,523.9	445.6 11.4x	71.1 71.3x	62.6 81.0x	45.0 111.0x	2.8 47.3x

COMPARABLE TRANSACTION ANALYSIS

Date Announced	Date Effective	Target Name Acquirer Name	Deal Description	Transaction Value	Enterprise Value	Equity Value	Target LTM
							Revenue		EBITDA		EBIT		Net Income		Book Value
				(In thousands except per share data)
9/18/00	11/17/00	Nelvana Ltd. Corus Entertainment Inc.	Acquisition of remaining 94% not owned by Corus at C$ 48 ($31.718 US) cash per share, subject to 60%/40% proration of cash and Non-Voting Class B common stock, respectively.	$240.3	$391.0	$323.6	$72.6 5.5	x	$49.7 8.0	x	$10.7 37.2	x	$5.9 56.3	x	$12.5 2.5	x

4/19/00	4/19/00	CinemaxX AG Senator Film AG	Acquisition of 25% interest in CinemaxX for an estimated 58.67 marks in cash ($28.57 US) per share.	77.8	324.4	311.4	123.4 3.2	x	(4.0 NM	)	(13.9 NM	)	1.0 389.9	x	0.7 42.7	x

5/22/00	5/22/00	Golden Harvest Entertainment Prudential Asset Management	Acquisition of 8.05% interest in Golden Harvest for HK$1.28 cash ($0.16 US) per share.	9.0	85.4	93.0	28.8 3.0	x	(10.8 NM	)	(11.6 NM	)	(11.7 NM	)	0.1 1.7	x

6/28/01	10/9/01	StudioCanal (Canal Plus) Groupe Canal Plus	Acquisition of remaining 14.8% not owned by Vivendi for 95.114 francs ($12.45 US) in cash per StudioCanal (SC) share plus purchase of 4% convertible bonds.	204.4	1,307.7	1,318.6	365.1 4.0	x	218.4 6.7	x	20.6 70.7	x	33.5 43.9	x	6.9 1.8	x

3/30/00	5/26/00	Motion International Inc.	Acquisition of 100% of	76.5	77.9	76.3
		TVA International (TVA Group)	Motion International for cash tender offer of C$4.85 ($3.327 US) per share.				NP		NP		NP		NP		1.6	x

Target LTM
Date Announced	Date Effective	Target Name Acquirer Name	Deal Description	Transaction Value	Enterprise Value	Equity Value	Revenue	EBITDA	EBIT	Net Income	Book Value
(in thousands except per share data)
11/7/01	12/18/01	Brainpool TV AG Viva Media AG	Stock acquisition of Brainpool (BP) for 98.756 mil Deutsche marks (US $45.313 mil) exchanging 1 share of Viva Media per 2.14 BP shares	$45.3	$27.6	$45.3	$43.4 0.7x	$4.9 5.9x	$3.3 8.9x	$2.8 16.9x	$3.2 1.3x
Summary(a)
						High	3.2x	12.9x	37.2x	56.3x	3.0x
						Low	0.7x	1.3x	8.9x	11.2x	1.3x
						Mean	1.8x	6.7x	19.8x	28.2x	1.8x

NP	= Not Public
(a)	Excludes negative and non-material values. Revenue, EBITDA and EBIT multiples are based on enterprise value (equal to market capitalization plus debt minus cash). All other based on equity value.

SECTION V

dick clark productions, inc. - CASH FLOW CALCULATION ($ in thousands, except per share data)

Terminal Value Multiple: Revenue
Terminal Year.: 2004

Discount Rate	Multiple 1.0 x	1.5 x	2.0 x	
12.5%	$45,465	$62,400	$79,334	Total Net Present Value ("NPV") (a)
	115,596	132,531	149,465	Implied Equity Value (b)
	$11.34	$13.00	$14.66	Implied Equity Value per Share (c)
	33,869	50,804	67,739	NPV of Terminal Value
	74.5%	81.4%	85.4%	NPV of Terminal Value/Total NPV
14.5%	$43,364	$59,427	$75,489	Total Net Present Value (a)
	113,495	129,558	145,620	Implied Equity Value (b)
	$11.13	$12.71	$14.29	Implied Equity Value per Share (c)
	48,224	72,336	96,448	Terminal Value
	32,125	48,188	64,251	NPV of Terminal Value
	74.1%	81.1%	85.1%	NPV of Terminal Value/Total NPV
16.5%	$41,400	$56,650	$71,899	Total Net Present Value (a)
	111,531	126,781	142,030	Implied Equity Value (b)
	$10.94	$12.44	$13.93	Implied Equity Value per Share (c)
	48,224	72,336	96,448	Terminal Value
	30,499	45,748	60,998	NPV of Terminal Value
	73.7%	80.8%	84.8%	NPV of Terminal Value/Total NPV

Footnotes:

(a) Assumes 20% discount to Management's projected Revenue to adjust for volatility.
(b) Calculated as Total Net Present Value minus Debt Outstanding plus Cash Balances, as of December 31, 2001:
Debt Outstanding = $0
Cash & Marketable Securities Balances = $70,131
(c) Based on 10,194 shares outstanding.

dick clark productions, inc. - CASH FLOW CALCULATION ($ in thousands, except per share data)

Terminal Value Multiple: Operating Cash Flow
Terminal Year.: 2004

	Multiple			
Discount Rate	7.0 x	8.0 x	9.0 x	
12.5%	$53,465	$59,446	$65,428	Total Net Present Value ("NPV") (a)
	123,596	129,577	135,559	Implied Equity Value (b)
	$12.12	$12.71	$13.30	Implied Equity Value per Share (c)
	41,869	47,851	53,832	NPV of Terminal Value
	78.3%	80.5%	82.3%	NPV of Terminal Value/Total NPV
				0
14.5%	$50,952	$56,626	$62,299	Total Net Present Value (a)
	121,083	126,757	132,430	Implied Equity Value (b)
	$11.88	$12.43	$12.99	Implied Equity Value per Share (c)
	59,615	68,131	76,648	Terminal Value
	39,713	45,387	51,060	NPV of Terminal Value
	77.9%	80.2%	82.0%	NPV of Terminal Value/Total NPV
				0
16.5%	$48,604	$53,990	$59,377	Total Net Present Value (a)
	118,735	124,121	129,508	Implied Equity Value (b)
	$11.65	$12.18	$12.70	Implied Equity Value per Share (c)
	59,615	68,131	76,648	Terminal Value
	37,703	43,089	48,475	NPV of Terminal Value
	77.6%	79.8%	81.6%	NPV of Terminal Value/Total NPV

Footnotes:

(a) Assumes 20% discount to Management's projected Revenue to adjust for volatility.
(b) Calculated as Total Net Present Value minus Debt Outstanding plus Cash Balances, as of December 31, 2001:

Debt Outstanding =	$0
Cash & Marketable Securities Balances =	$70,131

(c) Based on 10,194 shares outstanding.

Weighted Average Cost of Capital

	Alliance Atlantis	CINAR Corporation	Film Roman	Image Entertainment	J2 Communications	Peace Arch Entertainment	MEAN
	($ in thousands)
Leveraged Beta(1)	0.44	0.29	0.83	1.40	0.50	1.03	0.75
Debt/Equity	87.80%	5.34%	0.00%	21.61%	0.00%	N/A	22.9%
Unlevered Beta	0.29	0.28	0.83	1.24	0.50	1.03	0.69
Debt/Capital	41.86%	5.07%	0.00%	17.77%	0.00%	50.84%	41.33%

dick clark productions’ Estimated Marginal Tax Rate	40.00%
Risk Free Rate	5.02	%(2)
Market Risk Premium (Rm-Rf):	13.00	%(3)

		Debt/Capital	Levered Beta		Cost of Equity	Unlevered Beta
Required Equity Returns at Different Debt to Capitalization Ratios		0.0%	0.69		14.05%	0.69
		10.0%	0.72		14.41%	0.69
		20.0%	0.75		14.77%	0.69
		30.0%	0.78		15.14%	0.69
		40.0%	0.81		15.50%	0.69
		50.0%	0.83		15.86%	0.69
		60.0%	0.86		16.22%	0.69
Assumed Cost of Debt (pretax)		5.00%	6.00%	7.00%	8.00%	9.00%	10.00%
Assumed Cost of Debt (after-tax)		3.00%	3.60%	4.20%	4.80%	5.40%	6.00%

Assumed Debt/Capital	Weighted Average Cost of Capital
	0%	14.41%	14.41%	14.41%	14.41%	14.41%	14.41%
	10%	13.60%	13.66%	13.72%	13.78%	13.84%	13.90%
	20%	12.71%	12.83%	12.95%	13.07%	13.19%	13.31%
	30%	11.75%	11.93%	12.11%	12.29%	12.47%	12.65%
	40%	10.71%	10.95%	11.19%	11.43%	11.67%	11.91%
	50%	9.61%	9.91%	10.21%	10.51%	10.81%	11.11%

(1)	Source: Bloomberg, L.P. Adjusted Beta figures used.
(2)	Ten-year Treasury yield as of February 12, 2002.
(3)	Ladenburg estimate, based upon five-year historic return of S&P 500.

SECTION VI

SECTION VII

FREQUENCY DISTRIBUTION ANALYSIS

Based on Daily Trading Data from February 5, 2001 to February 12, 2002

Common Share Prices($)	1 year Price / Volume February 5, 2001 to February 12, 2002
Greater Than or Equal to	But Less Than	Shares Traded	Frequency	Cumulative Frequency	Vol. Weighted Avg. Price
$8.25	$8.50	3,400	2.0%	2.0%	$0.17
8.50	8.75	11,300	6.6%	8.6%	0.57
8.75	9.00	34,300	20.0%	28.6%	1.78
9.00	9.25	13,300	7.8%	36.3%	0.71
9.25	9.50	1,900	1.1%	37.4%	0.10
9.50	9.75	25,400	14.8%	52.2%	1.43
9.75	10.00	12,800	7.5%	59.7%	0.74
10.00	10.25	26,900	15.7%	75.4%	1.59
10.25	10.50	7,800	4.5%	79.9%	0.47
10.50	10.75	9,400	5.5%	85.4%	0.58
10.75	11.00	5,800	3.4%	88.8%	0.37
11.00	11.25	300	0.2%	89.0%	0.02
11.25	11.50	0	0.0%	89.0%	0.00
11.50	11.75	2,100	1.2%	90.2%	0.14
11.75	12.00	0	0.0%	90.2%	0.00
12.00	12.25	4,700	2.7%	92.9%	0.33
12.25	12.50	8,700	5.1%	98.0%	0.63
12.50	12.75	100	0.1%	98.1%	0.01
12.75	13.00	3,000	1.7%	99.8%	0.23
13.00	13.25	300	0.2%	100.0%	0.02

Totals		171,500	100.0%		$9.87

FREQUENCY DISTRIBUTION ANALYSIS

Based on Daily Trading Data from February 7, 2000 to February 12, 2002

	Common Share Prices ($)		2 Years Price / Volume February 7, 2000 to February 12, 2002
	Greater Than or Equal to	But Less Than	Shares Traded	Frequency	Cumulative Frequency	Vol. Weighted Avg. Price
	$8.25	$8.50	3,400	0.5%	0.5%	$0.04
	8.50	8.75	17,900	2.5%	3.0%	0.21
	8.75	9.00	34,300	4.8%	7.7%	0.42
	9.00	9.25	127,800	17.7%	25.4%	1.62
	9.25	9.50	2,200	0.3%	25.7%	0.03
	9.50	9.75	29,100	4.0%	29.8%	0.39
	9.75	10.00	12,800	1.8%	31.5%	0.18
	10.00	10.25	32,600	4.5%	36.0%	0.46
	10.25	10.50	39,200	5.4%	41.5%	0.56
	10.50	10.75	67,800	9.4%	50.9%	1.00
	10.75	11.00	21,600	3.0%	53.9%	0.33
	11.00	11.25	21,800	3.0%	56.9%	0.34
	11.25	11.50	17,200	2.4%	59.3%	0.27
	11.50	11.75	22,220	3.1%	62.4%	0.36
	11.75	12.00	87,160	12.1%	74.4%	1.43
	12.00	12.25	72,170	10.0%	84.4%	1.21
	12.25	12.50	45,750	6.3%	90.8%	0.78
	12.50	12.75	40,050	5.6%	96.3%	0.70
	12.75	13.00	12,700	1.8%	98.1%	0.23
	13.00	13.25	13,800	1.9%	100.0%	0.25

Totals			721,550	100.0%		$10.80

SECTION VIII

dick clark productions, inc.

INCOME STATEMENT

	Actual 2001	Forecast 2002	Forcast 2003	Forcast 2004
	($ in thousands, except per share data)
Total Net Revenue	$70,772	$67,069	$58,336	$60,280
Cost of Revenue	60,524	54,511	44,790	45,612

Gross Profit	10,248	12,558	13,546	14,668

Selling, General & Admin	4,332	3,164	3,207	3,218

EBITDA	5,916	9,394	10,339	11,450

Depreciation & Amortization	1,476	1,271	780	810

Operating Income (EBIT)	4,440	8,123	9,559	10,640

Interest Expense (Income)	(3,442)	(3,157)	(3,157)	(3,220)
Minority Interest	85	16	94	103
Other Non-Operating Expenses (Income)	(73)	—	—	—
Impairment of Long Lived Assets	—	4,785	—	—

Pre-tax Income	7,870	6,479	12,622	13,757

Income Taxes	2,715	2,235	4,355	4,747

Net Income	5,155	4,244	8,267	9,010

Shares Outstanding	10,192	10,194	10,194	10,194
Primary EPS	$0.51	$0.42	$0.81	$0.88

Key Income Ratios
Gross Margin	14.5%	18.7%	23.2%	24.3%
EBITDA Margin	8.4%	14.0%	17.7%	19.0%
EBIT Margin	6.3%	12.1%	16.4%	17.7%

dick clark productions, inc.

BALANCE SHEET

	Actual 2001	Forecast 2002	Forecast 2003	Forecast 2004
	($ in thousands)
ASSETS
Cash & Equivalents	$5,030	$11,649	$20,482	$29,801
Marketable Securities	59,088	59,088	59,088	59,088
Receivables, Net	2,333	2,211	1,923	1,987
Prepayments	2,087	1,978	1,720	1,778

Total Current Assets	68,538	74,926	83,213	92,654

Property, Plant & Equipment, Net	10,009	4,403	4,073	3,713
Goodwill	1,458	1,458	1,458	1,458
Intangibles	5,288	5,011	4,359	4,504
Deferred Income Taxes	75	71	62	64

Total Assets	85,368	85,870	93,165	102,393

LIABILITIES
Short Term & Current Long Term Debt	—	—	—	—
Accounts Payable	5,506	4,959	4,075	4,149
Accrued Participation and Residuals	1,472	1,395	1,213	1,254

Total Current Liabilities	6,978	6,354	5,288	5,403

Total Long-Term Debt	—	—	—	—
Other Liabilities	496	496	496	496
Minority Interest	498	514	608	711

Total Long Term Liabilities	994	1,010	1,104	1,207

Total Liabilities	7,972	7,364	6,392	6,610

Paid-in Common Capital, Net	30,180	30,180	30,180	30,180
Retained Earnings	47,216	48,326	56,593	65,603

Total Stockholders’ Equity	77,396	78,506	86,773	95,783

Total Liabilities & Stockholders’ Equity	85,368	85,870	93,165	102,393

dick clark productions, inc.

	Forecast	Forecast	Forecast
	2002	2003	2004
	($ in thousands)
CASH FROM OPERATING ACTIVITIES
Net Income	$1,110	$8,267	$9,010
Depreciation	1,271	780	810
Asset Impairment	3,134	—	—
Minority Interest	16	94	103

Total Funds From Operations	5,531	9,141	9,923

Changes in Working Capital
Receivables	122	288	(64)
Other Current Assets	2,037	910	(203)
Accounts Payable	(547)	(884)	75
Other Liabilities	(73)	(172)	38

Cash Flow from Operating Activities	7,069	9,282	9,769

CASH FROM INVESTING ACTIVITIES
Capital Expenditures	(450)	(450)	(450)

Cash Flow from Investing Activities	(450)	(450)	(450)

CASH FROM FINANCING ACTIVITIES
Common Stock	—	—	—
Other Cashflows from Financing	—	—	—

Cash Flow from Financing Activities	—	—	—

NET CASH FLOW	6,619	8,832	9,319
Beginning Cash Balance	5,030	11,649	20,482

ENDING CASH BALANCE	$11,649	$20,482	$29,801